--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                           SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             WASTE MANAGEMENT, INC.
                (Name of Registrant as Specified In Its Charter)

                The Board of Directors of Waste Management, Inc.
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

-------------------------------------------------------------------------------

                                     LOGO
              3003 Butterfield Road -- Oak Brook, Illinois 60523

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1998

  You are cordially invited to attend the annual meeting of stockholders of Waste Management, Inc. which will be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois, on Friday, May 15, 1998, at 2:00 p.m., Central time, for the following purposes:

  1. To elect directors.

  2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all directors.

  3. To ratify the appointment of Arthur Andersen LLP as independent auditors for 1998.

  4. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 18, 1998 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3003 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of how many you hold. Whether or not you intend to attend in person, we urge you to mark, date and sign the enclosed proxy and return it in the enclosed envelope, which does not require postage if mailed in the United States.

                                          LOGO
                                          Herbert A. Getz
                                          Senior Vice President and Secretary

Oak Brook, Illinois
March   , 1998


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.


                                                Printed on recycled paper  LOGO

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting
Proxy Statement...........................................................   1
  Election of Directors (Proxy Item No. 1)................................   2
    Securities Ownership of Management....................................   6
    Securities Ownership of Certain Beneficial Owners.....................  11
    Meetings and Committees of the Board..................................  11
    Compensation..........................................................  13
  Amendment of Restated Certificate of Incorporation to Provide for the
   Annual Election of All Directors (Proxy Item No. 2)....................  36
  Ratification of Appointment of Independent Auditors (Proxy Item No. 3)..  37
  General Information.....................................................  37

                            WASTE MANAGEMENT, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 15, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Waste Management, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois at 2:00 p.m., Central time, on May 15, 1998, and at any adjournment of the meeting. Proxies properly signed and returned on time will be voted at the meeting in accordance with the directions noted on the proxy. If no direction is indicated, they will be voted for the election of the nominees named in this proxy statement as directors, for the proposal to amend the Restated Certificate of Incorporation to provide for the annual election of all directors, for the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1998, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposal to ratify the appointment of the independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposal to amend the Company's Restated Certificate of Incorporation to provide for the annual election of all directors requires the approval of the holders of shares representing at least 80% of the outstanding shares of common stock of the Company. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The Board of Directors has adopted a confidential voting policy. Any proxy, written consent or ballot submitted to the Company by a stockholder in connection with the annual meeting will be kept confidential and not be disclosed to the Company or any of its directors, officers, or employees except in the event of a contested proxy solicitation or whenever necessary to meet applicable legal requirements (including asserting or defending a claim by or against the Company and investigating possible voting irregularities). The Company's transfer agent may continue to send the Company any proxy card on which a stockholder has written a comment. The confidential voting policy also provides that the vote tabulators and inspectors of election acting at the meeting will be independent.

  The Company's executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60523 (telephone 630/572-8800). It is expected that proxy
materials will be mailed to stockholders beginning on or about March   , 1998.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 18, 1998 are entitled to vote at the annual meeting of stockholders. The only voting stock
of the Company outstanding is its common stock, of which              shares
were outstanding of record as of the close of business on March 18, 1998. Each share of common stock is entitled to one vote.

                   ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

  Four directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I directors, for a term expiring at the annual meeting of stockholders in 2001. Two of the nominees are serving as Class I directors as of the date hereof.
Two nominees,            and                , are not currently serving as
directors of the Company. Jerry E. Dempsey, Dr. James B. Edwards and Alexander
B. Trowbridge, who are presently serving as Class I directors, have each informed the Board of Directors that he will retire from the Board at the end of his current term, which expires at the upcoming annual meeting of stockholders.

  Unless otherwise instructed, properly signed proxies which are returned on time will be voted for election of the four nominees for Class I directors. If, however, any of such nominees should be unable to be a nominee because of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class II and Class III directors named below have terms which expire in 1999 and 2000, respectively.

  As used herein, "WTI" means Wheelabrator Technologies Inc., an approximately 67%-owned subsidiary of the Company. The Company has agreed to acquire in a cash merger all of the remaining shares of WTI that it does not own, subject to obtaining the approval of the holders of a majority of WTI's shares (other than the Company) at a special meeting of stockholders which has been called to be held on March 30, 1997. "WM International" means Waste Management International plc, which is a subsidiary owned 56% by the Company and 12% by each of WTI and Rust International Inc. ("Rust"), which is a subsidiary owned approximately 60% by the Company and 40% by WTI.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 2001 (CLASS I DIRECTORS):

                H. JESSE ARNELLE, age 64, has been a director of the Company since 1992. In October 1997, he became counsel to Womble, Carlyle, Sandridge and Rice, a law firm in Winston-Salem, North Carolina. For more than ten years prior thereto, Mr. Arnelle was a senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based law firm. From 1993 to 1998, he served as Vice Chairman and the Chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle is also a director of Florida Power & Light (FPL Group), Eastman Chemical Co., Textron Corporation, Wells Fargo & Company and Wells Fargo Bank N.A., Armstrong World Industries and Union Pacific Resources, Inc.
LOGO

                [to come]
------------

                JOHN C. POPE, age 48, has served as a director of the Company since November, 1997. Since January 1996, he has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components. Mr. Pope served as President and Chief Operating Officer of United Airlines and its parent corporation, UAL Corporation, from April 1992 to July 1994. Prior thereto he served as Vice Chairman of both companies beginning in November 1990, and as Executive Vice President, Marketing and Finance beginning in October 1990, as Executive Vice President, Marketing and Planning from May 1989 to September 1990 and as Chief Financial Officer beginning in January 1988. Mr. Pope is also a director of Federal-Mogul Corporation, Wallace Computer Services, Inc., Medaphis Corporation, MotivePower Industries, Inc., Lamalie Associates, Inc. and Dollar Thrifty Automotive Group, Inc.
LOGO

                [to come]
------------

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999 (CLASS II
DIRECTORS):


                DR. PASTORA SAN JUAN CAFFERTY, age 57, has served as a
              director of the Company since July 1994. She has been a Professor since 1985 at the University of Chicago, where she has been a member of the faculty since 1971. Dr. Cafferty also serves as a director of Kimberly-Clark Corporation, Harris Bankcorp and its subsidiary, Harris Trust and Savings Bank, and People's Energy Corporation and on the boards of the Rush-Presbyterian-St. Luke's Medical Center and the Lyric Opera Association, both in Chicago.
LOGO


                DONALD F. FLYNN, age 58, has served as a director of the
              Company since 1981 and as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He has also been since February 1997 the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel in Michigan City, Indiana. He also served as Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc. ("Discovery Zone"), an operator of indoor fun and fitness centers for children, from July 1992 until February 1996 and May 1995, respectively. Discovery Zone, which in March 1996 announced that it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, emerged from bankruptcy with a Plan of Reorganization that was approved by the bankruptcy court in July 1997. Mr. Flynn was a Senior Vice President of the Company from May 1975 to January 1991. He also served as the Company's Chief Financial Officer from March 1972 to December 1989 and the Company's Treasurer
LOGO from May 1979 to December 1986. Mr. Flynn is also a director of Extended Stay America, Inc., Psychemedics Corporation, WTI and WM International.

                JAMES R. PETERSON, age 70, has been a director of the Company since 1980 and was a director and President and Chief Executive Officer of The Parker Pen Company from January 1982 to January 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr. Peterson is also a director of The Dun & Bradstreet Corporation and Cognizant Corporation.
LOGO


                STEVEN G. ROTHMEIER, age 51, has served as a director of the
              Company since March 1997 and has been Chairman and Chief Executive Officer of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. From November 1989 until March 1993, he was President of IAI Capital Group, a venture capital and merchant banking firm. For more than ten years prior thereto, he served Northwest Airlines, Inc. or its parent corporation, NWA, Inc., in various executive capacities, including Chairman and Chief Executive Officer from 1986 to 1989. Mr. Rothmeier is also a director of Honeywell, Inc., Department 56, Inc., EW Blanch Holdings, Inc. and Precision Castparts Corp.
LOGO

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2000 (CLASS III
DIRECTORS):

                RODERICK M. HILLS, age 67, has served as a director of the
              Company since November 1997, President of Hills Enterprises, Ltd. (formerly The Manchester Group Ltd.), a consulting firm, since 1987 and as a Partner in Hills & Hills, a law firm, since 1994. Mr. Hills has also served as Vice Chairman of Oak Industries, Inc., a manufacturing firm, since 1989. Mr. Hills served from September to November 1996 as Chairman of Federal-Mogul Corporation, an automotive parts manufacturing firm. Mr. Hills served as Chairman of the Securities & Exchange Commission from 1975 to 1977 and as counsel to the President of the United States in 1975. Mr. Hills is also a Director of Federal-Mogul Corporation and Oak Industries, Inc.
LOGO


                ROBERT S. MILLER, age 56, has served as a director since May
              1997 and as Acting Chairman of the Board and Chief Executive Officer of the Company since October 1997. Mr. Miller is also serving as Vice Chairman of Morrison Knudsen Corporation, an engineering and construction firm. He served as Chief Executive Officer of Federal Mogul Corporation, an automotive parts manufacturing firm, from September until November 1996 and as Chairman of Morrison Knudsen Corporation from April 1995 until September 1996. In addition, since 1993 he has served as Vice President and Treasurer of Moore Mill and Lumber, a privately-held forest products firm, and from 1992 to 1993, he served as Senior Partner of James D. Wolfensohn, Inc., an investment banking firm. From 1979 to 1992, Mr. Miller worked at Chrysler Corporation, an automobile and truck manufacturing firm, rising to become Vice Chairman of the Board after serving as the Company's Chief Financial Officer. Mr. Miller is a director of
LOGO Federal Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation, Pope & Talbot, Inc., and Symantec Corporation.

                PAUL M. MONTRONE, age 56, has served as a director of the
              Company since January 1997. Mr. Montrone has been Chairman of the Board since January 1998 and President, Chief Executive Officer and a director since December 1991, of Fisher Scientific International, Inc., a distributor of laboratory equipment and supplies. Since May 1995, Mr. Montrone has served as Chairman of the General Chemical Group, Inc., a manufacturer and distributor of chemicals ("General Chemical") and from prior to 1992 to May 1995 as President and a director of General Chemical. He also served as Vice Chairman of the Board of Abex, Inc., a designer and manufacturer of engineered components for aerospace, defense, industrial and commercial markets, or its predecessors, from 1992 to 1995. Mr. Montrone was a director of WTI or a predecessor thereof from prior to 1989 until January 1997.
LOGO


                PEER PEDERSEN, age 73, has been a director of the Company
              since 1979 and Chairman of the Board and Managing Partner of the law firm of Pedersen & Houpt, P.C. for more than the past five years. Mr. Pedersen is also a director of Aon Corporation, Boston Chicken, Inc., Latin American Growth Fund, Tennis Corporation of America and Extended Stay America, Inc.
LOGO

                      SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of common stock of the Company by the directors, the nominees for director, each person who served as Chief Executive Officer during 1997, the four other most highly compensated executive officers of the Company as of December 31, 1997, two additional individuals who were not serving as executive officers at December 31, 1997, but for whom disclosure is required pursuant to the rules of the Securities and Exchange Commission (the "SEC"), and all directors, the nominees for director and persons serving as executive officers of the Company as a group:

                                                     NUMBER OF SHARES PERCENT OF
                               SHARES                OF COMMON STOCK    COMMON
                             OTHER THAN               OF THE COMPANY    STOCK
                             EXERCISABLE EXERCISABLE   BENEFICIALLY     OF THE
                               OPTIONS     OPTIONS       OWNED(2)      COMPANY
                             ----------- ----------- ---------------- ----------
Directors
 (Other than Executive
 Officers)
  H. Jesse Arnelle.........       1,338      15,000        16,338(3)       *
  Pastora San Juan
   Cafferty................       5,000      12,000        17,000          *
  Jerry E. Dempsey.........     370,017           0       370,017          *
  James B. Edwards.........       2,277       9,000        11,277          *
  Donald F. Flynn..........     508,234           0       508,234          *
  Roderick M. Hills........       1,021           0         1,021          *
  Paul M. Montrone.........       4,500       3,000         7,500          *
  Peer Pedersen............     232,258           0       232,258(3)       *
  James R. Peterson........      84,068           0        84,068(3)       *
  John C. Pope.............       4,621           0         4,621          *
  Steven G. Rothmeier......       1,511       3,000         4,511          *
  Alexander B. Trowbridge..       2,400           0         2,400(3)       *
Current and Former
 Executive Officers(1)
  Robert S. Miller.........       1,511           0         1,511(3)
  Dean L. Buntrock.........   2,133,305   1,172,645     3,305,950          *
  Jerry W. Caudle..........      44,387     120,291       164,678          *
  Herbert A. Getz..........      82,564     182,762       265,326          *
  Joseph M. Holsten........      63,193      67,924       131,117          *
  William P. Hulligan......      42,634     218,609       261,243          *
  James E. Koenig..........     100,883     450,894       551,777          *
  Ronald T. LeMay..........           0           0             0          *
  D. P. Payne..............      51,543     299,167       350,710          *
  Phillip B. Rooney........     694,739   1,258,537     1,953,276          *
All directors, nominees for
 director and executive
 officers as a group
 including persons named
 above (27 persons)........   4,543,903   4,070,494     8,614,397        1.9%

--------
   *Less than 1 percent.

(1) Pursuant to the Company's Non-Qualified Profit Sharing and Savings Plus Plan, Messrs. Buntrock, Caudle, Getz, Holsten, Hulligan, Payne, Rooney and all executive officers as a group acquired beneficial ownership of the equivalent of an additional 77,943, 11,791, 368, 311, 25,737, 17,937,
    66,086 and 209,868 shares, respectively, of common stock of the Company in connection with their voluntary deferral of incentive awards pursuant to the terms of the Company's Corporate Incentive Bonus Plan.

(2) Directors and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1998; (ii) shares held pursuant to the Company's Profit Sharing and Savings Plan; (iii) Messrs. Edwards, Pedersen and Peterson, whose shares listed above include 312, 12,856 and 1,668 shares issuable upon conversion of the convertible subordinated notes due 2005 of the Company ("Company Notes"), respectively; and (iv) Messrs. Buntrock, Dempsey, Getz, Koenig, Miller, Pedersen and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 146,833, 394,020, 42,032, 52,631, 1,000, 19,402, 58,392 and 716,310 shares, respectively. Such shares shown for Messrs. Buntrock, Dempsey, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such shares shown for Messrs. Getz, Koenig and Miller are held jointly with their spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey, Edwards, Getz, Koenig, Pope and Rooney, and for all executive officers and directors as a group, includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at February 1, 1998, in the amounts indicated: Mr. Buntrock-- 41,373 (held by spouse); Mr. Dempsey--1,000 (held by spouse); Dr. Edwards-- 254 (held by spouse with 104 such shares issuable upon conversion of Company Notes), Mr. Getz--240 (held by spouse), Mr. Koenig--30 (held by spouse), Mr. Pope--600 (held in trust for children), Mr. Rooney--102,648 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)--146,252. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.

(3) Pursuant to the Company's Deferred Directors' Fee Plan, described below under "Outside Directors' Plans," Messrs. Arnelle, Miller, Pedersen, and Peterson have also acquired beneficial ownership of the equivalent of 1,239, 1,158, 30,541 and 4,950 shares, respectively, of the Company's common stock through their voluntary deferral of all or a portion of their directors' fees. Pursuant to the Company's Directors' Phantom Stock Plan, described below under "Outside Directors' Plans," Messrs. Pedersen, Peterson and Trowbridge each have also acquired beneficial ownership of the equivalent of 40,000 shares of the Company's common stock.

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of WTI common stock by the directors, the nominees for director, each person who served as Chief Executive Officer during 1997, the four other most highly compensated executive officers of the Company as of December 31, 1997, two additional individuals who were not serving as executive officers at December 31, 1997, but for whom disclosure is required under SEC rules, and all directors, the nominees for director and persons serving as executive officers of the Company as a group:

                                                       NUMBER OF
                                                     SHARES OF WTI
                                                      COMMON STOCK  PERCENT OF
                                                      BENEFICIALLY  WTI COMMON
NAME                                                 OWNED(1)(2)(3) STOCK(2)(3)
----                                                 -------------- -----------
Directors (Other than Executive Officers)
  H. Jesse Arnelle..................................          0           *
  Pastora San Juan Cafferty.........................          0           *
  Jerry E. Dempsey..................................     34,336           *
  James B. Edwards..................................          0           *
  Donald F. Flynn...................................     45,245           *
  Roderick M. Hills.................................          0           *
  Paul M. Montrone..................................    256,000           *
  Peer Pedersen.....................................          0           *
  James R. Peterson.................................          0           *
  John C. Pope......................................          0           *
  Steven G. Rothmeier...............................          0           *
  Alexander B. Trowbridge...........................          0           *
Executive Officers
   Robert S. Miller.................................          0           *
  Dean L. Buntrock..................................    116,377           *
  Jerry W. Caudle...................................          0           *
  Herbert A Getz....................................     73,414           *
  Joseph M. Holsten.................................          0           *
  William P. Hulligan...............................          0           *
  James E. Koenig...................................      1,500           *
  Ronald T. LeMay...................................          0           *
  D. P. Payne.......................................          0           *
  Phillip B. Rooney.................................    374,769           *
All directors, the nominee for director and
 executive officers
 as a group including persons named above (27
 persons)...........................................    901,641           *

--------
*Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1998;
    (ii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors, (iii) 1,000 shares held by Mr. Dempsey's spouse and (iv) Messrs. Getz and Koenig, and all executive officers and directors as a group, who have shared voting and investment power over 73,414, 1,500 and 74,914 WTI shares, respectively. Such shares shown for Messrs. Getz and Koenig are held jointly with their spouses. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.

(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Mr. Miller because he may be deemed to be an affiliate of the Company. Mr. Miller disclaims any beneficial ownership of such WTI shares.

(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1998 had been exercised as follows: Mr. Montrone--256,000; and all executive officers and directors as a group (including such individuals)--256,000. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF WM INTERNATIONAL ORDINARY SHARES

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of WM International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the nominees for director, each person who served as Chief Executive Officer during 1997, the four other most highly compensated executive officers of the Company as of December 31, 1997, two additional individuals who were not serving as executive officers at December 31, 1997 but for whom disclosure is required under SEC rules, and all directors, the nominees for director and persons serving as executive officers of the Company as a group:

                                                    NUMBER OF
                                                   SHARES OF WM
                                                  INTERNATIONAL
                                                     ORDINARY    PERCENT OF WM
                                                      SHARES     INTERNATIONAL
                                                   BENEFICIALLY    ORDINARY
NAME                                              OWNED(1)(2)(3) SHARES(2)(3)
----                                              -------------- -------------
Directors (Other than Executive Officers)
  H. Jesse Arnelle...............................           0           *
  Pastora San Juan Cafferty......................           0           *
  Jerry E. Dempsey...............................       5,000           *
  James B. Edwards...............................       2,000           *
  Donald F. Flynn................................     250,000           *
  Roderick M. Hills..............................           0           *
  Peer Pedersen..................................       5,000           *
  James R. Peterson..............................           0           *
  John C. Pope...................................           0           *
  Steven G. Rothmeier............................           0           *
  Alexander B. Trowbridge........................         300           *
Current and Former Executive Officers
  Robert S. Miller...............................           0           *
  Dean L. Buntrock...............................     211,600           *
  Jerry W. Caudle................................           0           *
  Herbert A. Getz................................      40,000           *
  Joseph M. Holsten..............................     307,666           *
  William P. Hulligan............................      50,000           *
  James E. Koenig................................     202,500           *
  Ronald T. LeMay................................           0           *
  D. P. Payne....................................         200           *
  Phillip B. Rooney..............................     210,000           *
All directors, the nominee for director and
 executive officers as a
 group including persons named above (27
  persons).......................................   1,708,099           *

--------
*Less than 1 percent.

(1) Directors and executive officers included in the group have sole voting power and sole investment power over WM International shares listed, except (i) WM International shares covered by options exercisable within 60 days of February 1, 1998; and (ii) Messrs. Koenig, Payne, and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 2,500, 200, 300 and 3,000 WM International shares, respectively. Such WM International shares shown for Messrs. Koenig, Payne and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock and Dempsey includes WM International shares not held directly by them but held by or for the benefit of their spouses as to which they have neither investment power nor voting power. WM International shares were held by or for the benefit of such spouses of the following persons at February 1, 1998 in the amounts indicated: Mr. Buntrock--1,500; Mr. Dempsey--5,000. Each of the above named persons disclaims any beneficial ownership of such shares.

(2) Excludes an aggregate of 300,000,000 WM International shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Miller and Holsten because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 45,000,000 WM International shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Miller because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such WM International shares.

(3) The numbers and percentages of WM International shares shown in the table above are based on the assumption that currently outstanding stock options covering WM International shares which were exercisable within 60 days of February 1, 1998 had been exercised as follows: Messrs. Buntrock, Flynn, Getz, Koenig, Holsten and Rooney 200,000, 200,000, 40,000, 200,000,
    306,666 and 200,000, respectively; and all executive officers and directors as a group (including such individuals)--1,569,999. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company does not know of any person who, as of February 1, 1998, directly owned more than five percent of the Company's outstanding common stock. The Company, however, received a copy of a Schedule 13D filed by a group consisting of George Soros, Soros Fund Management LLC, Quantum Industrial Partners LDC, QIH Management Investor, L.P., QIH Management, Inc., Stanley F. Druckenmiller, and Duquesne Capital Management, L.L.C. The Schedule 13D filed by such persons indicate that such persons may be deemed to be a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Company also received a Schedule 13G for the year ended December 31, 1997 from Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS"). Pursuant to the aggregation and attribution rules relating to the beneficial ownership of securities promulgated under the Securities Exchange Act of 1934, as amended, BHMS is deemed to be the beneficial owner of such shares shown because BHMS is an investment management company which exercises discretionary investment management over accounts holding such shares. No managed account alone owns five percent or more of the Company's common stock. The information presented in the following table is taken from the above-referenced Schedules 13D and 13G:

   TITLE                                             AMOUNT AND NATURE
     OF                NAME AND ADDRESS                OF BENEFICIAL   PERCENT OF
   CLASS              OF BENEFICIAL OWNER                OWNERSHIP       CLASS
   ------  ----------------------------------------- ----------------- ----------
   Common  Barrow, Hanley, Mewhinney & Strauss, Inc.    22,684,500        5.0
    Stock  One McKinney Plaza
           3232 McKinney Avenue
           Dallas, Texas 75204-2429
   Common  George Soros                                 25,225,600        5.5
    Stock  Soros Fund Management LLC
           QIH Management Investor, L.P.
           QIH Management, Inc.
           Stanley F. Druckenmiller
           888 Seventh Avenue, 33rd Floor
           New York, New York 10106
           Quantum Industrial Partners LDC
           Kaya Flamboyan 9
           Curacao, Netherlands Antilles
           Duquesne Capital Management, L.L.C.
           2579 Washington Road, Suite 322
           Pittsburgh, Pennsylvania 15241-2591

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has designated several committees of the Board, including a Compensation and Stock Option Committee, an Audit Committee, and a Nominating and Governance Committee. The Board of Directors held an aggregate of 17 regular and special meetings in 1997.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive awards to be paid to executive officers of the Company, and for the administration of and the grant of equity-based incentives under the Company's 1997 Equity Incentive Plan (the "1997 Company Plan"), and the administration of the Company's 1982 Stock Option Plan, as amended (the "1982 Company Plan") and 1992 Stock Option Plan (the "1992 Company Plan" and together with the 1982 Company Plan and the 1997 Company Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, reviewing the results of the annual audit, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, reviewing compliance with the Company's policies on business ethics and environmental, health and safety compliance and performing any other duties or functions deemed appropriate by the Board. The Nominating and Governance Committee's principal function is to identify and propose to the full Board qualified nominees to fill vacancies on the Board as they occur, and to review and report to the Board on director compensation, monitor and make recommendations to the Board as to corporate governance matters and review and make recommendations to the Board concerning the organization and functioning of the Board and its committees.

  The Compensation and Stock Option Committee currently consists of Messrs. Pedersen (Chairman), Arnelle, Edwards, Montrone, Peterson and Dr. Cafferty; the Audit Committee currently consists of Messrs. Hills (Chairman), Pope and Rothmeier; and the Nominating and Governance Committee currently consists of Messrs. Trowbridge (Chairman), Arnelle, Miller and Montrone.

  During 1997, the Compensation and Stock Option Committee met eleven times, the Audit Committee met six times and the Nominating and Governance Committee met four times. In 1997, during the time each director served in such capacity, nine directors attended 100% of the aggregate of the regular and special meetings of the Board of Directors and applicable committee meetings, six other directors attended at least 85% of the aggregate of all meetings of the Board of Directors and applicable committee meetings, and Dr. Edwards attended 70% of the aggregate of all meetings of the Board of Directors and applicable committee meetings.

                                 COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years, to or on behalf of each person who served as Chief Executive Officer during 1997, the four other most highly compensated executive officers of the Company as of December 31, 1997, and two additional individuals who were not serving as executive officers at December 31, 1997, but for whom disclosure is required under SEC rules:

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                        ---------------------------------    -----------------------------------------------
                                             BONUS                                       AWARDS     PAYOUTS
                                       ------------------                              ----------- ---------
                                                               OTHER                   SECURITIES    LONG-   ALL OTHER
                                                              ANNUAL        RESTRICTED UNDERLYING    TERM    INCENTIVE
  NAME AND PRINCIPAL                             STOCK-       COMPEN-         STOCK      OPTIONS   INCENTIVE  COMPEN-
      POSITION(5)       YEAR  SALARY     CASH     BASED      SATION(2)      AWARDS(5)  (SHARES)(6)  PAYOUTS  SATION(7)
  ------------------    ---- --------- -------- ---------    ---------      ---------- ----------- --------- ---------
Robert S. Miller        1997 $  92,308 $                0     $   --        $   12,500     78,000       0     $    0
 Acting Chairman of the
 Board and Chief
 Executive Officer
Dean L. Buntrock        1997         0                  0     243,447(3)             0    283,111       0          0
 Former Chairman of the 1996 1,250,000        0         0      88,516(3)             0    176,656       0        750
 Board and Chief        1995 1,400,000        0 1,792,000(1)  437,980(1)(3)          0    205,505       0     10,500
 Executive Officer(8)
Ronald T. LeMay         1997   450,000                  0         --        11,684,300  2,000,000       0          0
 Former Chairman of the
 Board, President and
 Chief Executive
 Officer(8)
Phillip B. Rooney       1997 2,500,000                  0      57,934                0          0       0        750
 Former President and   1996 1,250,000        0   435,247(1)  124,880(1)             0    476,183       0        750
 Chief Executive
 Officer(8)             1995 1,000,000        0 1,141,000(1)  261,280(1)             0    146,789       0     10,500
Joseph M. Holsten       1997   650,000                  0         --         1,794,375    166,556       0        750
 Executive Vice         1996   440,000  252,058         0     225,280(4)             0    173,253       0          0
 President and Chief    1995   400,000  246,750         0      96,957(4)             0    175,780       0     10,500
 Operating Officer
James E. Koenig         1997   600,000                  0         --                 0     79,867       0        750
 Former Executive Vice  1996   600,000  355,000         0         --         1,485,000    186,514       0        750
 President(8)           1995   517,000  420,000         0         --                 0     62,615       0     10,500
Jerry W. Caudle         1997   325,000                  0         --           770,775     27,038       0        750
 Senior Vice            1996   310,000   97,534    97,534(1)      --                 0     22,003       0        750
 President              1995   300,000        0   182,400(1)      --                 0     24,771       0      8,803
Herbert A. Getz         1997   450,000                  0                            0     59,900       0        750
 Senior Vice President, 1996   450,000  112,500         0                    1,155,000    146,136       0        750
 General Counsel        1995   365,000  300,000         0                            0     44,725       0     10,500
 and Secretary
William P. Hulligan     1997   475,000                  0         --                 0     51,373       0        750
 Executive Vice         1996   475,000        0    95,000(1)      --                 0     48,699       0        750
 President,             1995   445,000        0   365,790(1)   74,748(1)             0     36,743       0     10,500
 Waste Management of
 North America, Inc.
D. P. Payne             1997   420,000                  0         --         1,054,575     55,907       0        750
 Senior Vice President  1996   420,000        0   105,000(1)      --                 0     43,060       0        750
                        1995   400,000        0   322,250(1)   74,879(1)             0     47,706       0        750

-------
(1) All of the amounts shown under "Bonus--Stock-Based" were deferred and are deemed to be invested in shares of the Company's common stock, and thus fully "at risk" until after retirement or other termination of employment. The deferring officers received a 20% Company match of the bonus deferred, included under "Other Annual Compensation," which vests over a four-year period and is also deemed invested and "at risk" in the same manner as the deferred bonus. See note 1 to the "Ownership of Company Common Stock" table on page 6.

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(3) Includes financial planning expenses of $68,000 paid by the Company on behalf of the named executive officer in 1995 and 1996 and $60,000 in 1997, and personal use of Company aircraft valued at $174,749.

(4) Includes foreign service premium ($96,000 in 1996 and $40,000 in 1995) and housing allowance ($96,000 in 1996 and $40,000 in 1995).

(5) The value shown is as of the date of issuance. Dividends are paid or accrued on restricted stock awards at the same rate as paid to all stockholders. For a description of the restrictions on such stock, see "Certain Transactions."

(6) The numbers shown in the table above represent options for the purchase of shares of the Company's common stock granted to the named persons under the Employee Plans. For Mr. Holsten, such numbers include the following numbers of shares underlying options to acquire common stock of WM
    International: 160,000 in 1996 and 140,000 in 1995.

(7) Amounts of All Other Compensation are amounts contributed by the Company for fiscal years 1995, 1996 and 1997 under the Company's Profit Sharing and Savings Plan and for fiscal year 1995 under the Company's Profit Sharing and Savings Plus Plan for the persons named above.

(8) Robert S. Miller served in such capacity from October 29, 1997. Dean L. Buntrock served in such capacity from February 17, 1997 until July 13, 1997. Ronald T. LeMay served in such capacity from July 13, 1997 until October 29, 1997. Phillip B. Rooney served in such capacity from January 1, 1997 to February 17, 1997. James E. Koenig served in such capacity until October 31, 1997. William P. Hulligan served in such capacity until November 30, 1997.

STOCK OPTIONS

  The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1997. No options were granted to the persons named in the Summary Compensation Table during the year ended December 31, 1997 by WTI or WM International.

                         COMPANY OPTION GRANTS IN 1997

                               INDIVIDUAL GRANTS

                                       PERCENTAGE                               POTENTIAL REALIZABLE
                           NUMBER       OF TOTAL                                  VALUE AT ASSUMED
                             OF         COMPANY                                   ANNUAL RATES OF
                         SECURITIES     OPTIONS                               STOCK PRICE APPRECIATION
                         UNDERLYING    GRANTED TO  EXERCISE                      FOR OPTION TERM(8)
                          OPTIONS      EMPLOYEES     PRICE    EXPIRATION ----------------------------------
NAME                     GRANTED(1)     IN 1997   (PER SHARE)  DATE(7)   0%        5%             10%
----                     ----------    ---------- ----------- ---------- --- -------------- ---------------
Robert S. Miller........     3,000(2)      .05      $30.05      5/09/07  $ 0 $       56,695 $       143,676
                            75,000(3)     1.21       23.375    11/04/07    0      1,102,531       2,794,030
Dean L. Buntrock........   150,000(4)     2.42       33.00      3/04/07    0      3,113,028       7,889,025
                           133,111(5)     2.15       30.05      5/09/07    0      2,515,569       6,374,947
Ronald T. LeMay......... 2,000,000       32.24       33.10      7/13/07    0     41,632,824     105,505,751
Phillip B. Rooney.......       --          --          --           --    --            --              --
Jerry W. Caudle.........    27,038(5)      .44       30.05      5/09/07    0        510,972       1,294,903
Herbert A. Getz.........    59,900(5)      .97       30.05      5/09/07    0      1,132,007       2,868,728
James E. Koenig.........    79,867(5)     1.29       30.05      5/09/07    0      1,509,349       3,824,987
William P. Hulligan.....    51,373(5)      .83       30.05      5/09/07    0        970,862       2,460,354
Joseph M. Holsten.......    66,556(5)     1.07       30.05      5/09/07    0      1,257,794       3,187,497
                           100,000(6)     1.61       33.85      6/20/07    0      2,128,808       5,394,818
D. P. Payne.............    55,907(5)      .90       30.05      5/09/07    0      1,056,546       2,677,496
All Stockholders as a
 group(9)...............       --          --       $30.05      5/09/07  $ 0 $8,585,108,686 $21,756,350,814

--------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of the Company's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.

(2) Options become exercisable May 9, 1998.

(3) Options become exercisable upon termination of service.

(4) Options become exercisable in three equal cumulative annual installments commencing March 4, 1998.

(5) Options become exercisable in three equal cumulative annual installments commencing May 9, 1998.

(6) Options become exercisable in three equal cumulative installments commencing June 20, 1998.

(7) Options have a term of ten years, subject to earlier termination in certain events related to termination of employment. Mr. LeMay's options terminated upon his resignation. Mr. Koenig's options terminate on October 31, 2000.

(8) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock.

   The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

(9) Based upon the price of the Company's stock and the total shares outstanding as of the date of grant, if the price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to the May 9, 2007 option expiration date.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1997 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUE

                                                 NUMBER OF SECURITIES UNDER-     VALUE OF UNEXERCISED IN-
                                                  LYING UNEXERCISED OPTIONS        THE-MONEY OPTIONS AT
                           SHARES                   AT DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                          ACQUIRED      VALUE    ------------------------------  -------------------------
NAME                     ON EXERCISE REALIZED(1) EXERCISABLE     UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
----                     ----------- ----------  --------------  --------------  ----------- -------------
Robert S. Miller
 Company Options........         0   $       0                 0          78,000  $      0     $309,375
Dean L. Buntrock
 Company Options........         0           0         1,217,704               0    88,451            0
 WM International
  Options...............         0           0           200,000               0         0            0
Ronald T. LeMay
 Company Options........         0           0                 0               0         0            0
Phillip B. Rooney
 Company Options........         0           0         1,323,408               0   152,844            0
 WM International
  Options...............         0           0           200,000               0         0            0
Jerry W. Caudle
 Company Options........         0           0           112,957          49,963    29,391        2,064
Herbert A. Getz
 Company Options........         0           0           167,383         172,231    32,280        3,727
 WTI Options............   240,000   1,515,744                 0               0         0            0
 WM International
  Options...............         0           0            40,000               0         0            0
James E. Koenig
 Company Options........         0           0           455,318               0    59,209            0
 WTI Options............   120,000     757,872                 0               0         0            0
 WM International
  Options...............         0           0           200,000               0         0            0
William P. Hulligan
 Company Options........         0           0           202,376          96,086    43,145        3,061
Joseph M. Holsten
 Company Options........         0           0            63,506         187,317    18,158        2,981
 WM International
  Options...............         0           0           306,666         153,334         0            0
D. P. Payne
 Company Options........         0           0           284,814         100,515   285,228        3,975

--------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the Waste Management, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1997 to the persons named in the Summary Compensation Table:

                            NUMBER OF PERFORMANCE    ESTIMATED FUTURE PAYOUTS
                             SHARES,    OR OTHER          UNDER NON-STOCK
                            UNITS OR  PERIOD UNTIL     PRICE BASED PLANS(3)
                              OTHER    MATURATION  -----------------------------
NAME                        RIGHTS(1) OR PAYOUT(2) THRESHOLD  TARGET   MAXIMUM
----                        --------- ------------ --------- -------- ----------
Robert S. Miller...........    --           --          --        --         --
Dean L. Buntrock...........    --           --          --        --         --
Ronald T. LeMay............    --           --          --        --         --
Phillip B. Rooney..........    --           --          --        --         --
Jerry W. Caudle............    --       3 years    $130,000  $130,000 $  812,500
Herbert A Getz.............    --       3 years     180,000   180,000  1,125,000
James E. Koenig............    --       3 years     240,000   240,000  1,500,000
Joseph M. Holsten..........    --       3 years     260,000   260,000  1,625,000
William P. Hulligan........    --           --          --        --         --
D. P. Payne................    --       3 years     168,000   168,000  1,050,000

--------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Dow Jones Industrial Average over the performance period.
(2) The performance period includes calendar years 1997, 1998 and 1999.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is to be paid in cash, and the remaining 50% is to be deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1997 salaries, assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the plan.

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the Company's Pension Plan and its Supplemental Executive Retirement Plan ("SERP") to employees of the Company in specified remuneration and years of service classifications. For purposes of the following table, it is assumed that the five executive officers named in the cash compensation table are eligible for the SERP benefits and that each such officer's annualized Final Average Compensation (as defined below) will be equal to his average annual compensation for the three years ended December 31, 1997.

                              PENSION PLAN TABLE

                                       YEARS OF SERVICE(2)(3)
                      ---------------------------------------------------------
REMUNERATION(1)          15       20       25       30        35         40
---------------       -------- -------- -------- -------- ---------- ----------
$  400,000........... $ 90,000 $120,000 $150,000 $180,000 $  210,000 $  240,000
   500,000...........  112,500  150,000  187,500  225,000    262,500    300,000
   600,000...........  135,000  180,000  225,000  270,000    315,000    360,000
   700,000...........  157,500  210,000  262,500  315,000    367,500    420,000
   800,000...........  180,000  240,000  300,000  360,000    420,000    480,000
   900,000...........  202,500  270,000  337,500  405,000    472,500    540,000
 1,000,000...........  225,000  300,000  375,000  450,000    525,000    600,000
 1,100,000...........  247,500  330,000  412,500  495,000    577,500    660,000
 1,200,000...........  270,000  360,000  450,000  540,000    630,000    720,000
 1,300,000...........  292,500  390,000  487,500  585,000    682,500    780,000
 1,400,000...........  315,000  420,000  525,000  630,000    735,000    840,000
 1,500,000...........  337,500  450,000  562,500  675,000    787,500    900,000
 1,600,000...........  360,000  480,000  600,000  720,000    840,000    960,000
 1,700,000...........  382,500  510,000  637,500  765,000    892,500  1,020,000
 1,800,000...........  405,000  540,000  675,000  810,000    945,000  1,080,000
 1,900,000...........  427,500  570,000  712,500  855,000    997,500  1,140,000
 2,000,000...........  450,000  600,000  750,000  900,000  1,050,000  1,200,000

--------
(1) Upon normal retirement at age 65 or after completing five years of participation in the Company's Pension Plan, whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject, in 1997, to the statutory maximum of $160,000. The annual lifetime benefit is equal to (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the SERP, eligible participants who retire following age 60, or retire with at least 30 years of service, are entitled to a monthly benefit equal to (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan, and both plans provide for reduced payouts in the event of early retirement.
(2) At December 31, 1997, the credited years of service for current and former executive officers were as follows: Mr. Miller--0; Mr. Buntrock--41; Mr. LeMay--0; Mr. Rooney--28; Mr. Caudle--22; Mr. Getz--14; Mr. Koenig--20; Mr. Hulligan--19; Mr. Holsten--15; Mr. Payne--7.

(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee of the Company is paid an annual retainer of $50,000. Such directors also receive $1,000 for each day on which they perform substantial work on behalf of a Committee of the Board, which includes attendance at meetings of Committees of which such directors are members. Each director is expected to accumulate, over a five year period, an equity interest in the Company equivalent to 300% of the annual retainer for Board service. The Company maintains a major medical expense insurance policy which is available to all directors of the Company. The policy covers the medical and dental expenses of the directors in excess of the coverage provided by the director's primary health insurance program.

OUTSIDE DIRECTORS' PLANS

  The Company has two unfunded deferred compensation plans for non-employee members of its Board of Directors. Under the Deferred Directors' Fee Plan, as amended, such directors may make an irrevocable election annually to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such amounts deferred prior to January 1, 1998 are deemed to be invested in the Company's common stock or, at the election of the director, in the common stock of any of the Company's majority-owned public subsidiaries, and during the period of deferral, such deferred amounts are credited with the dividends or stock splits that would be received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his or her deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, in a lump sum or installments. Accounts deferred after December 31, 1997 will be credited with interest from time to time at a rate equal to the weekly average rate on the ten year U.S. Treasury Note. Upon termination of the director's service, the value of the account on the books of the Company will be distributed to the director in cash, in a lump sum or installment.

  Under the Directors' Phantom Stock Plan, certain non-employee directors received a one-time grant of 5,000 Phantom Shares at the time of adoption of such plan or at the time they first became directors. Each of such Phantom Shares was initially deemed to be equal in value to one share of the Company's common stock at the time of award. Phantom Shares are credited to a bookkeeping account which is adjusted to reflect stock (but not cash) dividends or stock splits which would be received with respect to an equivalent number of shares of the Company's common stock. Upon termination of the director's service, the director is paid an amount in cash, in a lump sum or installments, for each Phantom Share then credited to his or her account, equal to the then difference between the market price of the Company's common stock at the time of award and the average closing prices of one share of the Company's common stock on the New York Stock Exchange Composite Tape for the most recent 10 consecutive trading days immediately preceding such termination. In 1991, the Company's Board of Directors terminated its authority to make additional grants under the Directors' Phantom Stock Plan.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") of the Company provides for the awards of options covering an aggregate of 150,000 shares of the Company's common stock. Each director of the Company first elected in 1997 or thereafter who is neither an officer nor full-time employee of the Company or any of its subsidiaries, upon election or appointment to the

Board of Directors, is granted an option to purchase 3,000 shares of the Company's common stock on the date of election and on the next four anniversaries if re-elected. Each such director elected before 1997 received an option to purchase a total of 15,000 shares of the Company's common stock on the date of his or her election. All options under the Directors Plan are granted at the fair market value of the stock at the time of grant and are for a term of 10 years from the date of grant. Options granted in 1997 or thereafter become exercisable after one year following the grant date. Options granted prior to 1997 become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution, provided that the Board of Directors may grant options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such partnerships for such family members or to charitable organizations (each an "Option Transferee"), subject to the Company's procedures for administration, and may amend outstanding options to provide for such transferability. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. If the optionee ceases to be a director because of death or permanent disability, the optionee or the optionee's heirs, legatees, legal representative or the Option Transferee may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if the optionee dies within three months after such termination, by the optionee's heirs, legatees or legal representative) or the Option Transferee at any time during its specified term prior to three months after the date of such resignation or retirement, but only to the extent it was exercisable at the date of such resignation or retirement.

  Prior to January 1, 1992, upon election to the Board of Directors non-employee directors received options for 10,000 shares under the Company's 1981 Stock Option Plan for Non-Employee Directors (the "1981 Plan"), the terms of which are substantially similar to the Directors Plan. No person who is the holder of an option granted under the 1981 Plan or the Employee Plans or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors Plan.

DIRECTORS' CHARITABLE ENDOWMENT PROGRAM

  The Company maintains a Directors' Charitable Endowment Program pursuant to which the Company has purchased life insurance policies on members of the Board of Directors. Under the program, death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a $1,000,000 limit) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Company's Board of Directors consisted during 1997 of Messrs. Pedersen (Chairman), Arnelle, Edwards, Montrone and Peterson and Dr. Cafferty. There are no interlocks requiring disclosure or insider members of this committee.

    In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The compensation of the Company's executive officers is determined or recommended by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its affiliates. In addition, the Board of Directors adopted Board Practices Guidelines in 1996 requiring all members of certain Board committees, including the Compensation Committee, to be independent. Independence requires, among other things, that committee members not be affiliated with any firms which provide professional services to the Company or its subsidiaries, except as to matters pending when the Board of Directors adopted the Guidelines.

GENERAL POLICIES

  The Company's philosophy towards its executive compensation program centers around four general elements. These are: (i) a salary subject to annual adjustment based on the individual's qualifications, assessed contribution to the Company's success, and prevailing levels of salary paid to executives in similar positions of responsibility with comparable companies; (ii) an annual incentive target with payment based on the Company's or business unit's performance; (iii) a long term incentive target with payment based on the Company's performance over a three-year business cycle; and (iv) grants of options for Company stock, the size of which are determined by the individual's position with the Company. The incentive component is substantial. Approximately one-half to two-thirds of total targeted compensation is "at risk" based on the performance of the Company's business. As an executive officer's level of management responsibility increases, a greater portion of his or her potential total compensation depends upon the performance of the Company or one or more of its business units as measured by objective standards over one or more years.

  In assessing the competitiveness of the compensation payable to the Company's executive officers, the Compensation Committee considers data from surveys of other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of 24 comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). The Comparator Companies were selected primarily because their size (between $4.3 and $17.7 billion in annual revenue) and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. The Company's annual revenue for 1996 placed it approximately in the middle of the group of the Comparator Companies. References in this report to the Comparator Companies include published survey data furnished by the Company's compensation consultant in the case of several officers.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1995 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and Treasury regulations. The Company's policy is to seek to structure its executive officer incentive compensation to qualify as "performance-based" compensation so as to attempt to preserve its deductibility for federal income tax purposes. However, there can be no assurance that such compensation will continue to be deductible for federal income tax purposes. The Compensation Committee may also determine in any year in light of all applicable circumstances that it would be in the best interests of the Company for awards to be paid under its incentive compensation plans or otherwise in a manner that would not satisfy the requirements of such tax law and regulations for deductibility.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

RELEVANT FACTORS

  The Compensation Committee annually establishes the base salaries, subject to the approval of the Board of Directors, and incentive compensation which will be paid to the Company's executive officers. In setting compensation, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries, incentive compensation terms and responsibilities among the Company's executive officers, the desired proportion of incentive compensation in the officer's total compensation package and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee does not generally expressly assign greater weight to any one or more such factors than to others.

  The Company's compensation consultant found that while overall compensation for the group of executive officers is generally competitive, 1996 salary levels for the executive officers were generally above the 50th percentile of the comparable positions within the Comparator companies. Offsetting this were below market levels of target incentive awards for 1996 for this group of officers.

1996 COMPANY PERFORMANCE AND MANAGEMENT INITIATIVES

  In the process of determining 1997 compensation for the Company's executive officers, the Compensation Committee considered a number of factors regarding the Company's overall 1996 corporate performance compared to 1995. The Company's revenue increased only 1.48% over 1995. The Compensation Committee noted that management had not met its goal of double-digit earnings growth. The Compensation Committee observed that a substantial portion of the shortfall was attributable to the decline in the price of recyclable commodities, over which the Company had no control. The Company greatly exceeded its 1996 cash flow target by generating approximately $1.2 billion of owners' cash. Also, operating results at Waste Management International, plc ("WM International") were ahead of plan despite the impact of the low commodity prices on its business. Further, the Committee took into account that management continued to review and refine the Company's long-term strategy by presenting a revised strategic plan focusing on the concentration of the Company's efforts in the waste management services industry, divesting non-core and underperforming assets, restructuring to reduce costs, capitalizing on the Waste Management brand name and expanding the Company's stock purchase program.

SALARY

  In order to realign total compensation with a heavier weighting toward incentive compensation, none of the executive officers, other than Messrs. Holsten and Sanford received salary increases for 1997. Messrs. Holsten and Sanford received a promotional salary increase due to their assumption in February 1997 of increased duties and responsibilities as Executive Vice President and Chief Operating Officer, and as Senior Vice President and Chief Financial Officer, respectively. Mr. Holsten also received an increase in salary as consideration for his execution of employment agreement containing a three-year covenant not to compete with the Company. These increases placed Mr. Holsten's salary at approximately the 50th percentile for the Comparator Companies and resulted in Mr. Sanford's salary remaining below the 50th percentile for the Comparator Companies. The Compensation Committee's actions in respect the Chief Executive Officers' salaries are described separately under "Compensation of the Chief Executive Officers--Salary" below.

INCENTIVE COMPENSATION PLANS

  In administering the Company's incentive compensation plans in which the executive officers (other than Mr. Miller) participate, the Compensation Committee (i) considers the Company's results of operations and other Company performance measures and management's plans for the Company's growth and profitability and achievement of strategic goals, (ii) determines the corporate performance criteria to be used for the determination of incentive compensation awards, and (iii) fixes award levels. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan. In addition, in 1997 the Company's stockholders approved a new equity incentive plan that permits the Compensation Committee to award stock options, stock appreciation rights, shares of restricted stock and performance shares or units.

 Annual Plan

  For 1997, all of the Company's executive officers (other than Mr. Miller) were named participants in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). For 1997, the performance criterion under the Annual Plan was changed from budgeted earnings per share and cash flow goals to Economic Value Added(R) (EVA(R)). In deciding upon a measurement criterion and in redesigning the Annual Plan to implement the EVA(R) criterion, the Compensation Committee was advised extensively by Stern Stewart & Co. EVA(R) is a measure of the "economic profit" of a business, including a charge for all capital employed in the business, and is closely linked to the creation of stockholder value. The EVA(R) measurement has also been used by the Company in its 1997 budget process and implemented throughout the Company's operations. Under the Annual Plan, target awards in 1997 for executive officers ranged from 50% to 70% of the participant's year-end salary.

  For most executive officers (other than the Chief Executive Officers, who are discussed separately below), the target awards of the Annual Plan applicable for 1997 were the same as in 1996. The Company did not meet its consolidated EVA(R) target for 1997, although the Company's principal waste management services operating units partially attained their respective EVA(R) targets. Therefore, while most executive officers did not receive an incentive payment from the Annual Plan for 1997, Mr. Caudle received a bonus with respect to the performance of his principal business unit.

 Long Term Plan

  Under the Company's Long Term Incentive Plan (the "Long Term Plan"), the Compensation Committee determines participants' target awards as a percentage of the participant's salary at the end of each performance period, which normally lasts for three years. The target award would be payable depending on the Company's total return to stockholders compared to that of the 30 companies comprising the Dow Jones Industrial Average (the "DJIA") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at the 50th percentile of the DJIA companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the DJIA companies. If the Company's total stockholder return places it below the 50th percentile ranking in relation to the DJIA companies, then no award is to be paid for the relevant performance period. The Long Term Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period and deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period and subject to forfeiture if the officer voluntarily leaves the Company.

  During 1997, there were three ongoing performance periods, 1995 through 1997 (which has expired without there being any awards payable for the performance period), 1996 through 1998, and 1997 through 1999. For the 1997 through 1999 performance period, most of the Company's executive officers were again named as plan participants having the same target award participations as had been approved in 1996 for the 1996 through 1998 performance period. No payments have been made to date under the Long Term Plan.

 Equity Incentives

  In 1997, the Company replaced its stock option plan with the more broad-based 1997 Equity Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the Compensation Committee has discretion to grant several types of equity incentive awards to participants. The Company's executive officers typically receive grants of stock options each year determined by dividing percentages of the officers' salaries by the market price of the Company's stock at the time of grant. The Company's compensation consultant had demonstrated to the Compensation Committee that while total targeted compensation for the executive officers was competitive, the amount of their equity incentive compensation was below competitive levels. Therefore, the Compensation Committee generally increased the size of the 1997 stock option grants (measured by the market price of the Company's stock at the time of grant) to grants ranging from 250% to 400% of the officers' salaries. In addition, Mr. Holsten received a separate stock option grant in connection with his employment agreement discussed above. All options granted under the 1997 Plan were non-qualified stock options granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of ten years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

  Executive officers of the Company who serve as directors or executive officers of Wheelabrator Technologies Inc. or WM International, both of which are subsidiaries of the Company, are also eligible to participate in stock option plans maintained by those companies. See "Compensation--Stock Options" for information as to stock option grants by these subsidiaries to Company executive officers. In making stock option grants to the Company's executive officers, the Compensation Committee considers prior grants made to them under both the Company's plan and subsidiaries' plans. No such stock options were granted to directors or executive officers of the Company in 1997.

  In March and June 1997, the Compensation Committee recommended, and the Company's Board of Directors approved, restricted stock grants and employment agreements for the executive officers of the Company (other than Messrs. Getz, Hulligan and Koenig and the Chief Executive Officers). The Compensation Committee intended these restricted stock grants (which will not vest, in the ordinary course, until the tenth anniversary of the grant date) to be substantial incentives to the officers to remain with the Company and continue the development and implementation of the Company's strategic plans. See the discussion as to these agreements under "Certain Transactions" herein.

OFFICER STOCK OWNERSHIP AND DEFERRED COMPENSATION PROGRAMS

  In 1995, the Company instituted an officer stock ownership program. Under the program, Company officers are expected to acquire and maintain specified levels of ownership of stock of the Company and its publicly held subsidiaries, ranging from total stock value of one salary for certain officers to five times salary in the case of the Chief Executive Officer. Also in 1995, the Company adopted a deferred compensation program whereby Company officers are encouraged to defer payments under the Annual Plan into an unfunded investment account that tracks the performance of the Company's stock. Officers who participate have their deferral investment "matched" by a 20% credit to the officer's deferral account, subject to vesting requirements. The value of the deferral accounts is subject to increase or decrease in accordance with Company stock price movements and hence is fully "at risk." The deferral continues for so long as the officer is an employee of the Company and thereby effectively commits the participating officers to an equity investment in the Company for the duration of their careers with the Company.

  As of October 31, 1997, the end of the second year of the policy, officers subject to the stock ownership policy owned the equivalent of an aggregate of approximately 356,000 shares of Company common stock, with a total market value on that date of approximately $8,255,000.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

  Over the course of 1997 four individuals served for a portion of the year as Chief Executive Officer of the Company. Phillip B. Rooney served as Chief Executive Officer until February 17, 1997 at which time Dean L. Buntrock resumed the position (from which he had retired in June 1996) in an interim capacity until a new Chief Executive Officer could be hired. On July 13, 1997, the Company elected Ronald T. LeMay as Chairman of the Board and Chief Executive Officer. Mr. LeMay resigned from that position on October 29, 1997 at which time Robert S. Miller was elected Acting Chairman of the Board and Chief Executive Officer.

SALARY

  Mr. Rooney's compensation during 1997 was not adjusted from the 1996 level prior to his resignation. Upon his resignation as Chief Executive Officer, Mr. Rooney began receiving payments of $2.5 million a year for a period of five years. These payments are being made pursuant to Mr. Rooney's Employment Agreement with the Company, which was amended in 1996 in connection with his election as Chief Executive Officer.

  The Compensation Committee reviewed Mr. Buntrock's compensation arrangement in light of his assuming the duties of Chief Executive Officer on an interim basis. In this regard, Mr. Buntrock requested that the Committee take steps to make his 1997 compensation 100% performance-based. The Compensation Committee determined to grant Mr. Buntrock's request and reduced his salary to $0 for 1997.

  Mr. LeMay's annual salary was established by the Board at $1.5 million as part of a comprehensive employment agreement negotiated with Mr. LeMay in connection with his recruitment as Chief Executive Officer of the Company. The salary ceased to be paid upon Mr. LeMay's resignation.

  Mr. Miller's salary as Acting Chief Executive Officer was established by the Board at the annual rate of $600,000 effective upon the date of his election. The salary was determined as a result of the Committee's review of publicly available information regarding the salaries and other forms of compensation paid to the interim chief executive officers of other large capitalization companies.

INCENTIVE COMPENSATION PLANS

 Annual Plan

  The Compensation Committee had not yet set Mr. Rooney's 1997 target Annual Plan participation at the time of his resignation. Upon Mr. Buntrock's election as Acting Chief Executive Officer, the Compensation Committee acted to set his 1997 target Annual Plan participation at 70% of the target award level that would have been granted to Mr. Rooney (which the Committee determined would have been 80%, the same as for 1996). Because Mr. Buntrock had agreed to receive $0 in salary, the Compensation Committee established a hypothetical salary amount of $1 million for purposes of determining the amount of the target award. This resulted in a target award of $560,000, none of which was earned.

  Pursuant to the employment agreement entered into with Mr. LeMay, he was granted a 1997 target Annual Plan participation level of 80% of salary, with a minimum payment of $1 million. Under the terms of the Annual Plan, Mr. LeMay forfeited his rights to any payment upon his voluntary resignation prior to year-end.

  Mr. Miller was not designated as a participant in the Annual Plan for 1997.

 Long Term Plan

  Under the Company's Long Term Plan, for the performance period ending December 31, 1999, the Compensation Committee had not determined Mr. Rooney's target award at the time of his resignation. His target had been set at 50% of his salary for the preceding year's Long Term Plan award. The Compensation Committee determined to set Mr. Buntrock's target award for the 1997-1999 performance period at 70% of the former Chief Executive Officer's target award, using a hypothetical salary for Mr. Buntrock of $1 million. This resulted in a target award of $350,000, none of which was earned.

  Pursuant to the employment agreement entered into with Mr. LeMay, he was granted pro-rata participation in the 1996-1998 and 1997-1999 performance periods and was to fully participate in the 1998-2000 performance period. Mr. LeMay's agreement provided for guaranteed minimum payouts for the 1996-1998 and 1997-1999 performance periods. Under the terms of the Long Term Plan, Mr. LeMay's right to receive any payment was forfeited upon his voluntary resignation from the Company prior to the end of the performance periods.

  Mr. Miller was not designated as a participant in the Long Term Plan for any performance periods.

  The 1994-1996 and 1995-1997 performance periods under the Long Term Plan have ended with no award being paid to the Chief Executive Officers or any other participating officers.

 Stock Options

  At the time of Mr. Rooney's departure, the Compensation Committee had not set his stock option grant level for 1997 and he was not granted any options. Pursuant to Mr. Buntrock's request and the Compensation Committee's decision to put all of Mr. Buntrock's compensation "at risk," the Compensation Committee acted to grant Mr. Buntrock 150,000 stock options priced at $33 per share (which was equal to 100% of fair market value on the date of grant), and having an estimated value under the Black-Scholes valuation method of approximately $1,161,000, in lieu of the payment to Mr. Buntrock of any cash salary for 1997. Additionally, Mr. Buntrock received a regular grant of stock options at 400% of a hypothetical $1 million salary amount. The exercise price of such options is $30.05 per share (which was equal to 100% of fair market value on the date of grant). In connection with Mr. Buntrock's retirement at year-end, the Compensation Committee acted to accelerate the vesting of his unvested options and continue their exercisability until the end of their respective terms.

  Pursuant to the employment agreement with Mr. LeMay, he was awarded two separate stock option grants under the 1997 plan. The first was a signing bonus of options for 1,500,000 shares of Company stock. The second was a grant of options for 500,000 shares of Company stock. Both grants were immediately exercisable at $33.10 per share. Mr. LeMay had not exercised any of the options and forfeited all unexercised options upon his voluntary resignation. Mr. LeMay's employment agreement also provided for grants of options to purchase 500,000 shares of Company stock on April 1 of each of 1998, 1999, 2000 and 2001 if he was employed on such dates. None of these grants had been made prior to his voluntary resignation.

  As additional consideration for Mr. Miller's services as Acting Chairman of the Board and Chief Executive Officer, the Compensation Committee granted him options to purchase 75,000 shares of the Company's stock under the 1997 Plan at an exercise price of $23.375 per share (which was equal to 100% of fair market value on the date of grant) and having an estimated value under the Black-Scholes valuation method of approximately $569,000. In establishing the size of the option grant, the Compensation Committee considered the amount of salary purposed to be paid and publicly available data concerning the compensation paid to interim chief executive officers of other large capitalization companies. The options represent approximately one-half of Mr. Miller's total targeted annual compensation from the Company. The Compensation Committee recognized that Mr. Miller may not serve as Acting Chairman of the Board and Chief Executive Officer for a full year, in which case the portion of his compensation represented by the options would be greater than approximately one-half. The options become exercisable upon the appointment of a new Chief Executive Officer, or Mr. Miller's earlier death or disability or termination of service by written notice of the Board. The options will remain exercisable until the earlier of November 3, 2007 or the 90th day after Mr. Miller terminates his service on the Board.

 Other Equity Awards

  Mr. LeMay also received a grant of 353,000 restricted shares of the Company's common stock pursuant to his employment agreement with the Company. The Restricted Stock Agreement with respect to such shares provided that restrictions on such shares lapse at the rate of 20% per year of employment. No restrictions had lapsed as of the date of Mr. LeMay's voluntary resignation and, therefore, he forfeited all rights to such shares.

  Pursuant to his employment agreement, Mr. LeMay also received stock appreciation rights in respect of one million shares of Sprint Corporation common stock with respect to which he had forfeited stock option rights as a result of joining the Company. These stock appreciation rights were forfeited upon his voluntary resignation from the Company.

EMPLOYMENT AGREEMENT

  In connection with Mr. LeMay's becoming the Company's Chief Executive Officer, the Compensation Committee negotiated an employment agreement, which it recommended to the full Board of Directors. The terms of Mr. LeMay's employment agreement have been referred to above and are set forth in this Proxy Statement under "Certain Transactions."

  Following Mr. Miller's election as Acting Chairman of the Board and Chief Executive Officer, the Compensation Committee recommended for approval by the Board and the Board accepted an employment agreement with respect to his services. The terms of Mr. Miller's agreement have been referred to above and are set forth in this Proxy Statement under "Certain Transactions."

                                          Peer Pedersen, Chairman
                                          H. Jesse Arnelle
                                          Pastora San Juan Cafferty
                                          James B. Edwards
                                          Paul M. Montrone
                                          James R. Peterson

                           COMPANY STOCK PERFORMANCE

  The following graphs and tables compare the yearly percentage change in the cumulative total returns on the Company's common stock, the Standard & Poors 500 Stock Index and the Salomon Smith Barney Solid Waste Index (in each case assuming dividend reinvestment) for the 10-year and five-year periods ended December 31, 1997:

                    COMPARISON OF 10-YEAR CUMULATIVE RETURN
          VS. S&P 500 AND SALOMON SMITH BARNEY SOLID WASTE INDICES(1)

                                     LOGO

                                          1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997
------------------------------------------------------------------------------------------------
  The Company                             $100 111  190  192  233  224  150  152  177  197  170
------------------------------------------------------------------------------------------------
  S&P 500 Index                            100 117  154  149  194  209  230  233  320  394  526
------------------------------------------------------------------------------------------------
  Salomon Smith Barney Solid Waste Index   100 107  174  157  167  153  116  120  138  162  179


--------
(1) Assumes $100 invested on December 31, 1987 in Company common stock, the S&P 500 index and the Salomon Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
          VS. S&P 500 AND SALOMON SMITH BARNEY SOLID WASTE INDICES(1)

                                     LOGO


                                          1992 1993 1994 1995 1996 1997
-----------------------------------------------------------------------
  The Company                             $100  67   68   79   88   76
-----------------------------------------------------------------------
  S&P 500 Index                            100 110  112  153  189  252
-----------------------------------------------------------------------
  Salomon Smith Barney Solid Waste Index   100  75   78   90  105  116


--------
(1) Assumes $100 invested on December 31, 1992 in Company common stock, the S&P 500 Index and the Salomon Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  In 1997 Dr. Cafferty and Mr. Montrone made late filings of reports required by Section 16(a) relating to purchases of the Company's common stock. Such reports were due on July 10, 1997 and September 8, 1997, respectively, and were filed on July 26, 1997 and September 13, 1997.

                             CERTAIN TRANSACTIONS

  When an option is exercised by an optionee under the Employee Plans or WTI's stock option plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the company which issued the options is entitled to a deduction equal to such amount. To facilitate an optionee's purchase of stock upon exercise of such options, the Company and WTI have each adopted a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. There were no such loans from the Company and WTI in excess of $60,000 made pursuant to such policy in 1997.

  The Company and WTI also each makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest aggregate amounts of such loans from the Company and WTI in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1997 were as follows: Mr. Koenig--$1,416,800. Such loan was repaid and did not remain outstanding at March 15, 1998.

  The Company also extended Mr. Getz an interest free loan in the amount of $2,136,744 to facilitate the exercise of WTI options during a period in which Mr. Getz was precluded from selling the underlying shares. Such loan was repaid and did not remain outstanding at March 15, 1998.

  In June 1996, in connection with his election as the Company's Chief Executive Officer, the Company entered into an amended and restated employment agreement with Phillip B. Rooney. The agreement replaced an agreement originally entered into between the Company and Mr. Rooney in 1986. Under the agreement Mr. Rooney would be paid a minimum annual salary of $1,250,000 as President and Chief Executive Officer of the Company. Mr. Rooney also was eligible to receive annual bonuses and all benefits generally available to executives of the Company. The Company also agreed to provide Mr. Rooney with a split-dollar life insurance arrangement with a death benefit of approximately $10 million. The term of Mr. Rooney's employment under the agreement was to continue through June 6, 2001 and would have been automatically extended on each anniversary date for a period of five years from such anniversary date unless either party gave written notice of termination prior to the anniversary date. Upon the death or permanent disability of Mr. Rooney, the Company would have paid annually $2,500,000 for the balance of the term of the agreement. If the Company breached or terminated the agreement or reduced the nature and scope of Mr. Rooney's authority and duties, it would have continued to pay him for five years unless the termination was for cause, in which case its obligations under the agreement would have ceased. In the event of a change in control of the Company, Mr. Rooney was entitled to elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount would be increased should an excise tax be imposed on him because of the payment. Were a change in control of the Company to have occurred on December 31, 1997 and if Mr. Rooney's employment with the Company were terminated as provided in the employment agreement, it is estimated that Mr. Rooney would
have been eligible to receive approximately $            (assuming no increase
for any excise tax). During the term of the agreement and for a period of three years thereafter, Mr. Rooney agreed not to compete with the Company or its subsidiaries. In connection with Mr. Rooney's resignation as President and Chief Executive Officer on February 17, 1997, the Company gave notice of its decision to terminate such agreement. As a result of such notice, the agreement will terminate on February 17, 2002, unless earlier terminated pursuant to the agreement. During 1997, Mr. Rooney began to receive cash compensation under the agreement at an annual rate of $2,500,000 in lieu of all salary, bonuses, incentive or other performance-based compensation and the Compensation Committee accelerated the vesting of all unvested stock options held by Mr. Rooney.

  In August 1996, the Company entered into employment agreements with James E. Koenig, former Executive Vice President of the Company, and Herbert A. Getz, Senior Vice President and General Counsel of the Company (the "Executives"). The agreements provide that Mr. Koenig would be paid a minimum annual salary of $600,000 and Mr. Getz would be paid a minimum annual salary of $450,000. Each of the Executives also would be eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of the Executive's employment under each of the agreements continues until August 14, 1999 and is automatically extended on each anniversary date for a period of three years from such anniversary date unless the Company gives notice of termination, in which case the term is automatically extended and expires three years from the date of such notice. Upon the death or permanent disability of the Executive, the Company will pay annually the Executive's then current base salary for thirty-six months. If the Company terminates the agreement or reduces the nature and scope of the Executive's duties or relocates the primary employment location of the Executive, it will continue to pay him his then current base salary and his prorated annual bonus and long term bonus for three years unless the termination was for cause, in which case its obligations under the agreement cease. In the event of a change of control of the Company, the Executive may elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount will be increased should an excise tax be imposed on him because of the payment. Were a change in control to have occurred on December 31, 1997 and if each Executive's employment with the Company were terminated as provided in the employment agreements, it is estimated that Messrs. Koenig and Getz would have
been eligible to receive approximately $             and $            ,
respectively (assuming no increase for any excise tax). During the term of the agreements, and for a period of one year thereafter, each Executive has agreed not to compete with the Company or its subsidiaries. Concurrently with the execution of the employment agreements, the Company granted to Mr. Koenig 45,000 shares of its common stock and to Mr. Getz 35,000 shares of its common stock, subject in each case to a restricted stock agreement. Under the terms of the restricted stock agreements, the Executive cannot sell, assign, pledge or otherwise transfer such shares until the expiration of the period of the covenant not to compete contained in the employment agreement or his death or permanent disability. Except as provided below, if the Executive voluntarily terminates his employment prior to the tenth anniversary of the grant of such shares, all shares shall be forfeited. If such termination occurs after such tenth anniversary, such shares shall be vested, but remain subject to such restrictions. Vesting accelerates upon termination by the Company of the Executive's employment other than for cause, upon his retirement on or after reaching age 60, if the Company reduces the nature or scope of his authority and duties or his compensation or changes the location of his employment, or upon his death or permanent disability. Dividends upon such shares are deemed to be reinvested in additional shares and subject to the same restrictions. In connection with Mr. Koenig's resignation as Executive Vice President on October 31, 1997, the Company gave notice of its decision to terminate Mr. Koenig's employment agreement. As a result of such notice, the agreement will terminate on October 31, 2000, unless earlier terminated pursuant to the agreement. During 1997, Mr. Koenig began to receive cash compensation at an annual rate of $600,000.

  In March 1997, the Company's Board of Directors approved an employment security agreement with John D. Sanford, the Company's Senior Vice President and Chief Financial Officer. Mr. Sanford voluntarily resigned on October 29, 1997. The term of the agreement was to continue until March 11, 1999, and was to be automatically extended on each anniversary date for a period of two years from such anniversary date unless the Company were to give notice of termination, in which case the term would expire two years from such date. If the Company were to have terminated Mr. Sanford's employment, or reduced the nature and scope of Mr. Sanford's duties or relocated his primary employment location, it would have continued to pay him his then current base salary for two years and his prorated annual bonus for the year of such termination, reduction or relocation, unless the termination was for cause, in which case its obligations under the agreement would cease. In addition, the Company was required to request the Compensation Committee to accelerate all of Mr. Sanford's unvested stock options. During the term of the agreement and for a period of one year thereafter, Mr. Sanford agreed not to compete with the Company or its subsidiaries. The Compensation Committee also granted to Mr. Sanford 28,800 restricted shares of its common stock under the Company's 1997 Equity Incentive Plan (the "1997 Equity Plan). Upon Mr. Sanford's voluntary termination of his employment, all shares were forfeited.

  In March 1997, the Company's Board of Directors approved an employment security agreement with Jerry W. Caudle, a Senior Vice President of the Company, the terms of which are substantially similar to Mr. Sanford's employment security agreement. The Compensation Committee also granted to Mr. Caudle 23,900 shares of restricted common stock under the Company's 1997 Equity Plan. Under the terms of the restricted stock award agreement entered into in connection with this grant, and except as provided below, Mr. Caudle will not be able to sell, assign, pledge or other transfer such shares until no earlier than ten years from the date of the grant. If Mr. Caudle voluntarily terminates his employment before the tenth anniversary of the date of the grant, or if he should be terminated by the Company for cause, all shares will be forfeited. Vesting of all such shares will accelerate upon a change in control of the Company, Mr. Caudle's retirement after age 62, or his death or disability. If Mr. Caudle's employment is terminated without cause, the vesting of such shares will be accelerated at 2.5% of the grant for every three months of completed service after the date of the grant. Release of vested shares will occur upon satisfaction of the obligation not to compete under Mr. Caudle's employment security agreement. Dividends upon such shares will be deemed to be reinvested in additional shares and subject to the same restrictions.

  In June 1997, the Company's Board of Directors approved an employment security agreement with Joseph M. Holsten, the Company's Executive Vice President and Chief Operating Officer. The term of the agreement continues until June 20, 2000, provided that unless a party gives 30 days' prior written notice on June 20, 1998 and on each successive June 20, the term of the agreement shall be renewed for a period ending on the earlier of the date three years from such June 20 or the date of his sixty-second birthday unless earlier terminated pursuant to the terms of the agreement. The agreement provides for Mr. Holsten's salary to be increased to $650,000 as of June 20, 1997, and for him to be paid a cash bonus of $300,000 for 1997. If the Company terminates Mr. Holsten's employment, or reduces the nature and scope of Mr. Holsten's duties or relocates his primary employment location, it will continue to pay him his then current base salary for three years and his prorated annual and long term incentive plan compensation with respect to any participation rights in the Company's annual or long term incentive plans which have been awarded prior to the date of the notice of termination, unless the termination was for cause in which case all of the Company's obligations under the agreement will cease. In addition, under such circumstances the Company will request the Compensation Committee to accelerate all of Mr. Holsten's unvested stock options. During the term of the agreement and for a period of one year thereafter or during the three-year period after termination, if longer, Mr. Holsten has agreed not to compete with the Company or its subsidiaries. The Compensation Committee also granted to Mr. Holsten 55,000 shares of restricted common stock under the 1997 Equity Plan. The terms of Mr. Holsten's restricted stock award agreement are substantially similar to those of Mr. Caudle. The Compensation Committee also approved granting to Mr. Holsten options to acquire 100,000 shares of the Company's common stock under the 1997 Company Plan. In connection with the agreement, the Company has agreed to loan Mr. Holsten $1,000,000 to purchase shares of the Company's common stock at an annual rate equal to the three month London Interbank Offered Rate for the first London business day of each quarter that the loan is outstanding.

  In connection with his transfer in 1995 from CWM, where he was President, to the Company, the Company entered into an employment agreement with D. P. Payne under which Mr. Payne will be paid a minimum annual salary of $400,000. Mr. Payne also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Payne's employment under the agreement continues through December 31, 1999. Upon the death or permanent disability of Mr. Payne, the Company will pay his then current salary (including bonuses accrued as of the date of termination) for the balance of the calendar year in which such death or disability occurs but in no event for less than 180 days. If the Company terminates Mr. Payne's employment, it will continue to pay him an amount equal to his base salary until the end of the term of the agreement plus any unpaid but fully accrued annual bonus for the prior calendar year payable under the Annual Plan, unless the termination was for cause, in which case its obligations under the agreement cease. During the term of the agreement and for two years after the termination of the agreement, Mr. Payne has agreed not to compete with the Company or its subsidiaries. In March 1997, the Compensation Committee approved granting to Mr. Payne 34,500 restricted shares of common stock under the 1997 Company Plan. The terms of Mr. Payne's restricted stock award agreement are substantially similar to those of Mr. Caudle. In June 1997, Mr. Payne's employment agreement was amended to provide that in the event he should be terminated without cause during the term of the agreement or at any time thereafter, he would be provided with a minimum of ten years' service credit under the SERP.

  In June 1997, the Company entered into a Supplemental Retirement Benefit Agreement with Thomas C. Hau, then the Company's Vice President, Controller and Principal Accounting Officer, which provides that, if Mr. Hau remains employed by the Company until at least April 1, 1998, or such earlier date as his employment is terminated as a result of death, disability or involuntary termination other than for cause, the monthly SERP benefit payable to Mr. Hau shall be equal to three percent of Mr. Hau's Final Average Compensation per year of service, and that Mr. Hau's benefits under the Company's Profit Sharing and Savings Plus Plan will be vested.

  Effective July 13, 1997, the Company entered into an employment agreement with Ronald T. LeMay, in connection with his election as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. LeMay voluntarily resigned on October 29, 1997. The term of Mr. LeMay's employment under the agreement was to continue until July 13, 2002, and was to be automatically extended for additional one-year periods after such date unless either party were to give at least 12 months prior written notice electing not to extend the term of employment. The employment agreement provided that Mr. LeMay would be paid an annual base salary of $1,500,000, subject to increase in the discretion of the Board of Directors, and would participate in the Company's Corporate Incentive Bonus Plan with a target bonus opportunity equal to 80% of his base salary and with his 1997 incentive award to be not less than $1 million. The agreement also provided that Mr. LeMay would participate in the LTIP, with guaranteed minimum payouts of $350,000 and $250,000 for the performance periods ending in 1998 and 1999, respectively. The agreement further provided that Mr. LeMay would be awarded options to acquire 500,000 shares of the Company's common stock in each of four years beginning in April 1998 at an exercise price not less than the closing sale price of the common stock on the date of grant. Each such future option grant would have vested nine and one-half years after the date of grant, provided that if the price of a share of the Company's common stock were at least 1.6105 times the exercise price for at least 30 trading days within a consecutive period of 45 trading days between the fourth and fifth anniversaries of the date of grant, that grant would become exercisable on the fifth anniversary of the date of the grant.

  Pursuant to the employment agreement, Mr. LeMay was granted under the 1997 Equity Plan (a) 353,000 restricted shares of the Company's common stock with terms substantially similar to those of Mr. Caudle's restricted stock award described above, except that the restrictions were to lapse with respect to 20% of the restricted shares on each of the first five anniversaries of the award date, and (b) options to purchase a total of two million shares of the Company's common stock at an exercise price of $33.10 per share. Under the employment agreement, Mr. LeMay was also granted stock appreciation rights with respect to 500,000 shares of Sprint Corporation common stock at an exercise price of $47.9375 per share, which were to become exercisable on June 9, 2002 and expire on June 8, 2007. Mr. LeMay was granted stock appreciation rights with respect to an additional 500,000 shares of

Sprint Corporation common stock at the same exercise price, which were to become exercisable on the fifth anniversary of the grant date only if the fair market value of Sprint Corporation common stock were at least $95.875 per share on any 30 trading days within a consecutive period of 45 trading days between the fourth and fifth anniversaries of the grant date, or alternatively, if such condition were not met, on the last day of such a 45-day period between the fourth and sixth anniversaries of the grant date but only if the fair market value of Sprint Corporation common stock were at least $95.875 on any 30 trading days during such period. Under the employment agreement, Mr. LeMay also received credit for 12 years of benefit and eligibility service under the SERP upon commencement of employment (with his SERP benefits to vest at the rate of 20% on each of the first five anniversaries of the effective date of the employment agreement and to be offset by any other pension benefit he may have received from the Company or Sprint Corporation), and was also entitled to a survivor benefit in the form of 10 annual payments each equal to 25% of his highest annual salary during the five-year period immediately preceding his death if he were to die before retirement (or if he were to die after retiring or becoming permanently disabled, a benefit equal to 300% of his highest annual salary during the five-year period immediately prior to the time of his retirement or disability, payable either in a lump sum or in installments). At least 13 months before retirement, Mr. LeMay was permitted to elect a supplemental retirement benefit in lieu of all or a portion of such survivor benefit.

  In the event Mr. LeMay's employment were terminated due to his death, the Company would have been required to pay his base salary through the end of the month in which the death occured, he would have received pro rata payouts of any annual incentive and LTIP awards, his outstanding stock options would have been exercisable until the earlier of the first anniversary of the date of death or the tenth anniversary of the date of grant, the restrictions on his restricted stock would have lapsed, and the Sprint Corporation stock appreciation rights would have been exercisable in accordance with their terms. In the event of his termination due to disability, Mr. LeMay would have been entitled to receive substantially the same benefits. In the event Mr. LeMay's employment were terminated without cause or constructively terminated without cause, the Company would have been obligated to pay his base incentive and LTIP awards plus an annual incentive award based on his target bonus opportunity for 24 months following the date of termination, his outstanding stock options would have been exercisable until the earlier of the third anniversary of the date of termination or the tenth anniversary of the date of grant, the restrictions on his restricted stock would have lapsed, and the Sprint Corporation stock appreciation rights would have been exercisable in accordance with their terms. In the event of termination without cause or constructive termination without cause after a change in control of the Company, Mr. LeMay would have received the same benefits, except that in lieu of the salary and annual incentive benefits described above, Mr. LeMay would have received his base salary and annual incentive awards for 36 months following termination, which amount would have been increased should an excise tax be imposed on him because of the payments. During the term of his employment and for a period of three years thereafter, Mr. LeMay agreed not to compete with the Company or its subsidiaries. As a result of his voluntary resignation on October 29, 1997, Mr. LeMay forfeited all benefits under his employment agreement other than salary through the date of resignation.

  Effective October 29, 1997, the Company entered into an employment agreement with Robert S. Miller, Acting Chairman of the Board and Chief Executive Officer of the Company. The term of Mr. Miller's employment under the agreement continues until the earlier of (a) approval by the Board of Directors of the Company of the hiring of a successor as Chairman of the Board and Chief Executive Officer, (b) Mr. Miller's death or disability, or (c) termination of his service upon written notice given either by Mr. Miller or the Board at least seven days prior to the effective date of such termination. The agreement provides that Mr. Miller will be paid a salary at the annual rate of $600,000 for so long as he serves as Acting Chairman of the Board and Chief Executive Officer. Pursuant to the agreement, Mr. Miller was granted an option under the 1997 Company Plan to purchase 75,000 shares of common stock at an exercise price of $23.375, exercisable upon the termination of his service. Upon becoming exercisable, the option will remain exercisable through the earlier of November 3, 2007 or the ninetieth day after Mr. Miller ceases to serve as a member of the Board. The salary and option described above are Mr. Miller's exclusive compensation for his service as Acting Chairman of the Board and Chief Executive Officer of the Company.

  On February 9, 1998, subject to the approval of the Compensation and Stock Option Committee of the Board of Directors and the full Board, the Company's Acting Chief Executive Officer extended an offer of employment to Paul G. George as the Company's new Senior Vice President--Human Resources. The Board approved the offer of employment and in connection therewith, approved an employment security agreement. The term of the agreement continues until March 10, 1999 and automatically extends on each March 10 for a period of two years from such anniversary date unless the Company were to five notice of termination, in which case the term would expire two years from such date. If the Company were to terminate Mr. George's employment, or reduce the nature and scope of Mr. George's duties or relocate his primary employment location, it would continue to pay him his then current base salary for two years and his prorated annual bonus for the year of such termination, reduction or relocation, unless the termination was for cause, in which case its obligations under the agreement would cease. In addition, the Company would be required to request the Compensation Committee to accelerate all of Mr. George's unvested stock options. The agreement also gives Mr. George protection in the form of a tax gross-up payment in the event an excise tax under Internal Revenue Code Section 4999 is triggered upon a change in control under the Company's 1997 Equity Incentive Plan or its deferred compensation plan. During the term of the agreement and for a period of one year thereafter, Mr. George has agreed not to complete with the Company or its subsidiaries.

  On February 5, 1998, the Company sold an aircraft with a net book value of $11,491,835 to Dean L. Buntrock, former Chairman of the Board and Chief Executive Officer of the Company, for $14,058,886 in cash. The price was determined after the Company obtained four independent appraisals ranging from $13,772,998 to $14,500,000, with an average of $14,165,124, which was then reduced by half of the estimated amount of an avoided broker's commission. The Company also entered into an agreement pursuant to which the Company may lease the aircraft on a non-exclusive basis. The lease has a one year term, subject to termination by either party at any time upon thirty days' notice. The Company also entered into a sublease of hangar space for the aircraft for a term of one year, renewing annually thereafter, pursuant to which the Company will recoup approximately 25% of the Company's charges for rent, taxes, utilities, common area maintenance and other support costs at the Company's hangar. The Company also entered into a management services agreement pursuant to which the Company will provide flight crews, maintenance, recordkeeping and scheduling services for the aircraft. The Company is to be paid a management fee of $60,000 per year, two pilots' salaries and benefits, one mechanic's salary and benefits, and 100% of the necessary recurring training costs for two pilots and one mechanic. In addition, Mr. Buntrock will pay separately all direct expenses connected with the operation and maintenance of the aircraft. The Management Services Agreement will have a term of one year. If this agreement is terminated, the hangar sublease will terminate as well. The terms of these agreements with Mr. Buntrock were reviewed and approved by the Audit Committee and the Board of Directors as being fair to the Company and in its best interests.

   PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
        PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS (PROXY ITEM NO. 2)

  The Board of Directors has unanimously approved and recommends to the stockholders of the Company that they consider and approve a proposal to amend the Company's Restated Certificate of Incorporation to eliminate the division of the Board of Directors into three classes, with one class elected each year for a three-year term. Under the proposal, the entire Board of Directors would be elected annually as the terms of Directors expire. Specifically, the Board of Directors recommends that Article Fifth of the Company's Restated Certificate of Incorporation be amended to read as follows:

    "FIFTH: The number of directors constituting the Board of Directors shall be that number, not less than three nor more than fifteen, as shall be fixed by the by-laws of the corporation.

    "Each director elected prior to the 1999 annual meeting of the stockholders, shall hold office for the term of years for which that director was elected, and each director elected at or after the 1999 annual meeting of the stockholders, shall hold office until the next annual meeting of stockholders.

    "Each director shall serve until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is duly elected and qualified, subject, however, to his or her prior death, retirement, resignation or removal for cause. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director for cause, or through an increase in the number of directors, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director."

  In addition, the Board of Directors recommends that Article Sixth of the Company's Restated Certificate of Incorporation be amended to remove the requirement that future changes to Article Fifth require the approval of the holders of shares representing at least 80% of the outstanding shares of Common Stock.

  In 1985, the stockholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation which divided the Board of Directors into three classes, with approximately one-third of the Directors elected each year to staggered three-year terms. Approximately 78% of the Company's stockholders voting on this amendment voted in favor of it. A classified Board helps to ensure that a majority of the Board at any given time has prior experience serving as directors of the Company. This enhances the likelihood of stability and continuity in the leadership and policies of the Company while preserving the ability of the Company's stockholders to make changes in the Board's membership. This also provides the Company and its stockholders with advantages in the context of a proposal to acquire the Company, by ensuring that the Company and its stockholders are represented by an experienced and knowledgeable Board, which is structured in such a manner as to discourage tactics that the Board believes are disruptive and inequitable.

  The Board of Directors believes that the advantages of a classified Board continue to exist. However, the Board of Directors recognizes that a significant number of the Company's stockholders voted on different proposals to eliminate the classified Board at annual meetings in 1996 and 1997 (46% in 1996 and 73% in 1997), and that many stockholders now perceive the annual election of all directors as an appropriate means of enabling them to express their views on the performance of the Board and thereby increase the Board's accountability to the stockholders. While the Board recognizes the advantages of a classified Board, the Board also acknowledges the benefits of annual election of directors. In light of the substantial support expressed by stockholders, the Board has, once again, determined to put the matter to a stockholder vote.

  Under Delaware law, an amendment to the Restated Certificate of Incorporation must be declared advisable by the Board of Directors before it is submitted to a vote of the stockholders. Accordingly, the Board of Directors has passed the necessary resolution declaring the advisability of the amendment to provide for the annual election of all directors and formally recommending an affirmative vote. Under the Restated Certificate of Incorporation, amendment of Article Fifth requires the approval of the holders of shares representing at least 80% of the outstanding shares of Common Stock.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

   PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS (PROXY ITEM NO. 3)

  The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 1998, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

  Arthur Andersen LLP has served as the Company's independent auditors since 1969. Representatives of Arthur Andersen LLP will be present at the 1998 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                    VOTING OF SHARES HELD IN CERTAIN PLANS

  If you are a participant in the Waste Management, Inc. 1988 Employee Stock Ownership Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the instruction form accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such form, your shares held in the plan will not be voted. If you are also a direct owner of shares (acquired other than through this plan), you will receive a separate mailing containing a proxy card relating to such shares.

  If you are a participant in the Waste Management Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                             FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1997 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Under the proxy solicitation rules of the Securities and Exchange Commission (the "Proxy Rules"), any proposals by stockholders intended to be presented at the 1999 annual meeting must be received by the Company no later than November , 1998 in order to be considered by the Board of Directors for inclusion in the Company's 1999 Proxy Statement. In order for a stockholder to nominate a candidate for director or bring an item of business before the annual meeting, under the Company's by-laws timely notice of the nomination or the item of business must be received by the Company in advance of the meeting. Ordinarily, such notices must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting (but if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first). The stockholder filing notice of a nomination must provide in the notice to the Company all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under the Proxy Rules and the nominee's written consent to being named. A stockholder wishing to bring an item of business before an annual meeting must provide in the notice to the Company a brief description of the item and the reasons for conducting such business at the annual meeting. In either case, the notice to the Company must also include certain information about the stockholder making the nomination or bringing such business before the meeting, including name and address, class and number of shares of the Company's capital stock owned by the stockholder as of the record date, a description of all arrangements or understandings between such stockholder and any other person in connection with the nomination or proposal of such business, including their names, a representation that such stockholder intends to appear in person or by proxy at the annual meeting, and in the case of a nomination, any other information relating to such stockholder as would be required to be disclosed in a proxy statement under the Proxy Rules. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1999 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60523. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies
by and through such holders for a fee of approximately           plus
expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Herbert A. Getz
                                          Senior Vice President and Secretary

VOTING INSTRUCTION FORM                                 VOTING INSTRUCTION FORM

                            WASTE MANAGEMENT, INC.

                      1988 EMPLOYEE STOCK OWNERSHIP PLAN
                         ANNUAL MEETING, MAY 15, 1998

 The undersigned hereby instructs the trustees of the Waste Management, Inc. 1988 Employee Stock Ownership Plan to vote, by proxy or in person, at the Annual Meeting of Stockholders of Waste Management, Inc. to be held on Friday, May 15, 1998, and at any adjournments thereof, the shares of common stock of Waste Management, Inc. allocated to the undersigned's account in such Plan on
March   , 1998, as designed below, and in their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

 IF THIS VOTING INSTRUCTION FORM, REQUESTED BY THE TRUSTEES WITH RESPECT TO A PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, IS PROPERLY EXECUTED AND RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY
  , 1998, THE SHARES ALLOCATED TO THE UNDERSIGNED'S ACCOUNT IN THE WASTE
MANAGEMENT, INC. 1988 EMPLOYEE STOCK OWNERSHIP PLAN ON MARCH   , 1998 WILL BE
VOTED IN THE MANNER INSTRUCTED HEREIN. IF NO INSTRUCTION IS MADE OR THIS FORM
IS NOT RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY   , 1998, THE
SHARES WILL NOT BE VOTED.

    PLEASE MARK, SIGN, DATE AND MAIL THIS FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                WASTE MANAGEMENT, INC.
                                         0
                                         I
                                         0
      -                                           -



7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3
2. Proposal to amend the Company's Restated Certificate of Incorporation to provide for the annual election of all Directors.
                   For All (Except Nominee(s) written below)
                                       0
1.Election of Class I Directors--
 Nominees: H. Jesse Arnelle, John C. Pope.
 -------------------------------------------------------------------------------

                                      For
                                       0

                                   Withheld
                                       0

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
3. Ratification of appointment of Arthur Andersen LLP as independent auditors for 1998.
4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.
This form when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted as recommended by the Board of Directors.
     Dated: _____________________________________________________________ , 1998
Signature(s)___________________________________________________________________
-------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)-PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: YOU MAY REVOKE YOUR IN-STRUCTION TO VOTE SHARES ALLOCATED TO YOUR ACCOUNT AT ANY TIME PRIOR TO THE STOCKHOLDERS' MEETING
                           s FOLD AND DETACH HERE s

   PLEASE VOTE, SIGN, DATE AND RETURN THIS FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE

PROXY                                                                     PROXY
                            WASTE MANAGEMENT, INC.

                         ANNUAL MEETING, MAY 15, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      ,                      , and                      , each
with power of substitution, are hereby authorized to vote all shares of common stock of Waste Management, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Waste Management, Inc., to be held on Friday, May 15, 1998, and at any adjournment thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                WASTE MANAGEMENT, INC.
              PLEASE MARK VOTE IN OVAL
              IN THE FOLLOWING MANNER
              USING DARK INK ONLY.
                                         0
                                         I
                                         0
      -                                           -



7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3
2. Proposal to amend the Company's Restated Certificate of Incorporation to provide for the annual election of all Directors.
                   For All (Except Nominee(s) written below)
                                       0
1.Election of Class I Directors--
 Nominees: H. Jesse Arnelle, John C. Pope.
 -------------------------------------------------------------------------------

                                      For
                                       0

                                   Withheld
                                       0

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
0
3. Ratification of appointment of Arthur Andersen LLP as independent auditors for 1998.
4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted as recommended by the Board of Directors.
     Dated: _____________________________________________________________ , 1998
Signature(s)___________________________________________________________________
-------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)-PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: EXECUTORS, ADMINISTRA-TORS, TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF SHARES ARE HELD JOINTLY, EACH HOLDER
SHOULD SIGN.
                           s FOLD AND DETACH HERE s

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE